Exhibit 5.1

March 17, 2017

Canada Goose Holdings Inc.

250 Bowie Avenue

Toronto, Ontario

M6E 4Y2

Dear Sirs/Mesdames:

Re:	Registration of 10,981,671 subordinate voting shares of Canada Goose Holdings Inc.

We have acted as Canadian counsel to Canada Goose Holdings Inc., a corporation incorporated and existing under the laws of the Province of British Columbia (the ”Company”), in connection with the registration under the United States Securities Act of 1933 (the ”Securities Act”), as amended, pursuant to a Registration Statement on Form S-8 (the ”Registration Statement”), filed on or about the date hereof with the United States Securities and Exchange Commission (the ”SEC”), of:

(a)	5,881,331 subordinate voting shares of the Company (the “Legacy Option Plan Shares”) which may be issued by the Company to eligible participants pursuant to awards under the Amended and Restated Stock Option Plan of the Company (the ”Legacy Option Plan”) amending and restating its stock option plan dated December 9, 2013;

(b)	4,600,340 subordinate voting shares of the Company (the “Omnibus Incentive Plan Shares”) which may be issued by the Company to eligible participants pursuant to awards under the Omnibus Incentive Plan of the Company (the ”Omnibus Incentive Plan”); and

(c)	500,000 subordinate voting shares of the Company (the “ESPP Shares” and, collectively with the Legacy Option Plan Shares and the Omnibus Incentive Plan Shares, the ”Registration Shares”) which may be issued by the Company to eligible participants under the employee Share Purchase Plan of the Company (the ”ESPP”).

For the purposes of this opinion, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Legacy Option Plan, (ii) the Omnibus Incentive Plan, and (iii) the ESPP. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the ”Corporate Documents”):

(a)	the certificate of incorporation and articles of the Company;

(b)	certain resolutions of the Company’s directors and shareholders; and

(c)	a certificate of officers of the Company (the “Officers’ Certificate”).

We also have reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have relied upon the Corporate Documents without independent investigation of the matters provided for therein for the purpose of providing our opinion expressed herein.

In examining all documents and in providing our opinion expressed herein we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and

(e)	all facts set forth in the certificates supplied by the respective officers and directors, as applicable, of the Company including, without limitation, the Officers’ Certificate, are complete, true and accurate.

We express no opinion as to any laws, or matters governed by any laws, other than the laws of the provinces of British Columbia and Ontario and the federal laws of Canada applicable therein. Our opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any person other than the addressee to rely on our opinion.

Where our opinion expressed herein refers to the Registration Shares being issued as “fully-paid and non-assessable” subordinate voting shares of the Company, such opinion assumes that all required consideration (in whatever form) will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based and relying upon the foregoing, we are of the opinion that the Registration Shares have been duly authorized and reserved for issuance pursuant to the Legacy Option Plan, the Omnibus Incentive Plan or the ESPP, as applicable, and when issued in accordance with the terms of the Legacy Option Plan, the Omnibus Incentive Plan or the ESPP, as applicable, the Registration Shares will be validly issued, fully paid and non-assessable.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the SEC. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours truly,

/s/ Stikeman Elliott LLP

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